Exhibit 4.17

Letter Agreement

This letter agreement (this “Letter Agreement”), dated as of September 13, 2023, is entered into by and among Prime Impact Acquisition I, a Cayman Islands exempted company (“SPAC”), Cheche Group Inc., a Cayman Islands exempted company (“Holdings”), Cheche Technology Inc., a Cayman Islands exempted company (the “Company”), Cheche Merger Sub Inc., a Cayman Islands exempted company and wholly owned direct Subsidiary of Holdings (“Merger Sub”) and Prime Impact Cayman, LLC (the “Sponsor”). SPAC, Holdings, the Company, Merger Sub and the Sponsor are collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the BCA (as defined below).

WHEREAS, on January 29, 2023, SPAC, the Company, Merger Sub and Holdings entered into a business combination agreement (the “BCA”), which provides for, among other things, that, upon the terms and subject to the conditions thereof, SPAC will merge with and into Holdings (the “Initial Merger”), with Holdings surviving the Initial Merger (Holdings, in its capacity as the surviving corporation of the Initial Merger, is referred to herein as the “Surviving Company”) and becoming the sole owner of Merger Sub, (c) on the Closing Date but immediately after the Initial Merger Effective Time, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers”), with the Company surviving the Acquisition Merger as a wholly owned subsidiary of the Surviving Company.

WHEREAS, the Parties expect that the consummation of the Mergers and the closing of the BCA to occur on September 13, 2023, or on a later date as mutually agreed among the Parties.

WHEREAS, in anticipation of the consummation of the Mergers and the closing of the BCA, the Parties desire to enter into this Letter Agreement to memorialize their understanding with respect to the payment of SPAC Transaction Expenses upon the closing of the BCA and certain other matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

1. Payment of SPAC Transaction Expenses.

(a) The Parties agree that, following the consummation of the Mergers and the closing of the BCA, the greater of (i) the sum of (1) the balance of Trust Fund following the exercise of Redemption Rights (which, for the avoidance of doubt, shall not include any reversal of Redemption Rights after September 8, 2023), and (2) US$1.0 million funded by the Surviving Company, and (ii) the balance of Trust Fund following the exercise of Redemption Rights as of the Closing minus the reversal of Redemption Rights effected by the Buyer (as defined in that certain Backstop Agreement, dated September 11, 2023, among the SPAC, Holdings, the Company and a specified investor), shall be used for the payment of the SPAC Transaction Expenses (including any promissory note extended by the Sponsor to SPAC) (such greater amount, the “Closing Trust Amount”). As a result, each of the SPAC, Holdings, the Company, Merger Sub and the Sponsor hereby acknowledge and agree that the Overage Amount, as previously defined in Section 9.03 of the Business Combination Agreement, shall now mean the excess of (1) SPAC Transaction Expenses, over (2) the combined proceeds from (x) the Closing Trust Amount, plus (y) the gross proceeds raised from the portion of the PIPE Investment that was procured through the efforts led by the SPAC, its Affiliates and/or Representatives.

(b) In accordance with Section 9.03 of the BCA, the Overage Amount shall be borne and paid by the Sponsor, in exchange for such number of Surviving Company Class A Ordinary Shares equal to the quotient obtained by dividing (1) the Adjusted Overage Amount, by (2) US$10.0 (the “Sponsor Shares”), in each case, pursuant to the terms and conditions of subscription agreement(s) in a form to be mutually agreed by the parties consistent with the terms of the subscription agreements Holdings has entered into on or about September 11, 2023.

(c) The Parties acknowledge and agree that the Sponsor Shares will be offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Sponsor Shares will not be registered under the Securities Act. The Parties acknowledge and agree that the Sponsor Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Sponsor absent an effective registration statement under the Securities Act except (i) to the Surviving Company or a subsidiary thereof, (ii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (ii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Sponsor Shares shall contain a restrictive legend to such effect. The Parties acknowledge and agree that the Sponsor Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Sponsor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Sponsor Shares and may be required to bear the financial risk of an investment in the Sponsor Shares for an indefinite period of time. The Parties acknowledge and agree that the Sponsor Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the closing of the BCA.

2. Miscellaneous.

(a) Agreement Supersedes in Event of Conflict. In the event of a conflict, inconsistency or ambiguity between any term or provision set forth in the BCA and in this Letter Agreement relating to the allocation and payment of the SPAC Transaction Expenses by and among the Surviving Company, the Sponsor and the Surviving Subsidiary Company, such term or provision of this Letter Agreement shall control and supersede any such conflict, inconsistency or ambiguity.

(b) Governing Law. This Letter Agreement shall be governed by the laws of the State of New York. The legal proceeding provision under Section 10.06 in the BCA shall apply mutatis mutandis to this Letter Agreement.

(c) Notice. The notice provision under Section 10.01 in the BCA shall apply mutatis mutandis to this Letter Agreement.

(d) Amendment. This Letter Agreement may not be amended or modified without the written consent of all the Parties hereto, nor shall any waiver be effective against any party unless in writing and executed by such Party.

(e) Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

(f) Counterparts. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Letter Agreement as of the date set forth on the first page of this Agreement.

PRIME IMPACT ACQUISITION I

By:
Name:	Mark Long
Title:	Founder, Co-CEO and CFO

PRIME IMPACT CAYMAN, LLC

By:
Name:	Mark Long
Title:	Director

CHECHE TECHNOLOGY INC.

By:
Name:	Zhang Lei
Title:	Director

CHECHE GROUP INC.

By:
Name:	Zhang Lei
Title:	Director

CHECHE MERGER SUB INC.

By:
Name:	Zhang Le
Title:	Director